Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Third Quarter 2018 Financial Results

Completion of 2018 lease-up positions the company for 14th consecutive year of growth in same store net operating income, rental revenue and rental rate - every year since IPO

AUSTIN, Texas -- (BUSINESS WIRE)-October 22, 2018--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2018.

Highlights

•	Reported net loss attributable to ACC of $2.3 million or $0.02 per fully diluted share, versus net loss of $1.3 million or $0.01 per fully diluted share in the third quarter 2017.

•
Reported quarterly FFOM per share of $0.44 per fully diluted share or $60.6 million, versus $0.45 per fully diluted share or $62.1 million for the third quarter prior year. FFOM declined versus the prior year period primarily due to $613.6 million of capital recycling activity completed in the second quarter 2018 and the commencement of construction and $2.9 million of associated income for the on-campus development project with the University of California, Irvine recognized in the prior year period.

•
Increased same store net operating income ("NOI") by 4.5 percent over the third quarter 2017 with revenues increasing 2.0 percent, combined with a decrease in operating expenses of 0.2 percent primarily resulting from continued expense control associated with asset management initiatives.

•
Achieved 3.6 percent opening rental revenue growth for 2019 same store properties upon completion of the 2018-2019 academic year lease-up. Results included 2.0 percent average rental rate growth and occupancy of 97.0 percent as of September 30, 2018 versus 95.4 percent for the same date prior year.

•
Delivered 10 new owned development and presale development projects containing 6,986 beds into service for the 2018-2019 academic year. Totaling $669.9 million, the properties were 97.0 percent occupied as of September 30, 2018 and opened on time and on budget.

•
Commenced construction on a previously announced American Campus Equity (ACE®) development on the campus of San Francisco State University, representing the first private developer owned on-campus P3 transaction within the California State University System.

•
Awarded a third-party on-campus development project at the University of California, Irvine. The company has begun pre-development activities for the proposed project, which represents our fifth development phase with the university although the full scope, feasibility, fees and timing have not been finalized.

“We are pleased with our performance this quarter, which included same store NOI growth of 4.5 percent and the successful completion of our Fall 2018 lease-up, positioning us for a 14th consecutive year of growth in same store rental rate, rental revenue and NOI in 2018,” said Bill Bayless, American Campus Communities CEO. “At the recent National Multifamily Housing Council Student Housing Conference, industry participants reported continued vibrant transaction activity and another successful lease-up. Looking forward, we are currently targeting rental revenue growth for the 2019-2020 academic year in the range of 1.5 to 3.0 percent through a combination of occupancy and rental rate growth.”

Third Quarter Operating Results

Revenue for the 2018 third quarter totaled $213.5 million versus $196.9 million in the third quarter 2017, and operating income for the quarter totaled $21.5 million versus $17.6 million in the prior year third quarter. The increase in revenue and operating income was primarily due to increased occupancy and rental rates for the 2018-2019 academic year and growth associated with recently completed development and presale development projects. Net loss for the 2018 third quarter totaled $2.3 million, or $0.02 per fully diluted share, compared with net loss of $1.3 million, or $0.01 per fully diluted share for the same quarter in 2017. FFO for the 2018 third quarter totaled $60.6 million, or $0.44 per fully diluted share, as compared to $59.0 million, or $0.43 per fully diluted share for the same quarter in 2017. FFOM for the 2018 third quarter was $60.6 million, or $0.44 per fully diluted share, as compared to $62.1 million, or $0.45 per fully diluted share for the same quarter in 2017. The decrease in FFOM versus the prior year period was primarily due to $613.6 million of capital recycling activity completed in the second quarter 2018 and the commencement of construction and associated $2.9 million of income recognition for the on-campus development project with the University of California, Irvine in the third quarter 2017. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store properties was $80.3 million in the quarter, an increase of 4.5 percent from $76.9 million in the 2017 third quarter. Same store property revenues increased by 2.0 percent over the 2017 third quarter due primarily to an increase in occupancy and average rental rates for the 2018-2019 academic year. Same store property operating expenses decreased by 0.2 percent versus the prior year quarter. NOI for the total portfolio increased 12.6 percent to $95.5 million for the quarter from $84.9 million in the comparable period of 2017. A reconciliation of same store NOI to total NOI is provided in Table 4.

Portfolio Update

Developments

During the quarter, the company placed into service $669.9 million of owned development and presale development assets on time and on budget. As of September 30, 2018, these properties were 97.0 percent occupied. The company also progressed with construction of its $426.6 million development and $107.3 million presale development pipeline with expected delivery in Fall 2019 and Fall 2020 and continued to progress with owned development pipeline projects totaling $657.0 million. These projects are all core Class A assets located on campus or pedestrian to campus in their respective markets and remain on track to meet their collective targeted stabilized development yield in the range of 6.25 - 6.75 percent for developments and 5.75 - 6.25 percent for presale developments.

American Campus Equity (ACE)

Subsequent to quarter end, the company commenced construction on a previously announced 584-bed ACE development located on the campus of San Francisco State University, representing the first private developer owned on-campus P3 transaction within the California State University System. Upon delivery in 2020, the $129.2 million apartment community will feature a mix of private and shared accommodations with diversified price points, an academic success center, fitness center and ample common area space.

Third-Party Services

Subsequent to quarter end, the company began pre-development activities for a proposed fifth-phase third-party on-campus development project at the University of California, Irvine. The full scope, feasibility, fees and timing have not been finalized for the proposed project.

Capital Markets

At-The-Market (ATM) Share Offering Program

The company did not sell any shares under the ATM during the quarter.

2018 Outlook

The company is tightening its 2018 outlook primarily to reflect the results of the Fall 2018 lease-up and the financial results achieved through the third quarter of 2018. Based upon these and other factors, management anticipates that 2018 FFO will be in the range of $2.42 to $2.45 and FFOM will be in the range of $2.29 to $2.33 per fully diluted share, respectively. For additional details regarding the company’s updated 2018 outlook, please see pages S-17 through S-18 of the Supplemental Analyst Package 3Q 2018.

All guidance is based on the current expectations and judgment of the company's management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2018 is included in Table 5.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss second quarter results and the 2018 outlook on Tuesday, October 23, 2018 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 4328465, or 412-317-6061 for international participants.

To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until November 6, 2018 by dialing 877-344-7529 or 412-317-0088 conference number 10124006. Additionally, the replay will be available for one year at www.americancampus.com.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties, the elimination of real estate transaction costs, and other items, as we determine in good faith, that do not reflect our core operations on a comparative basis. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of September 30, 2018, American Campus Communities owned 168 student housing properties containing approximately 103,500 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 202 properties with approximately 131,900 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. For discussions of some risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our expected 2018 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$6,521,705	$6,450,364
On-campus participating properties, net	78,866	81,804
Investments in real estate, net	6,600,571	6,532,168

Cash and cash equivalents	50,801	41,182
Restricted cash	39,740	23,590
Student contracts receivable, net	45,297	9,170
Other assets[1]	309,639	291,260

Total assets	$7,046,048	$6,897,370

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt, net	$920,345	$664,020
Unsecured notes, net	1,587,796	1,585,855
Unsecured term loans, net	198,681	647,044
Unsecured revolving credit facility	266,900	127,600
Accounts payable and accrued expenses	86,481	53,741
Other liabilities[1]	238,921	187,983
Total liabilities	3,299,124	3,266,243

Redeemable noncontrolling interests	184,654	132,169

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,370	1,364
Additional paid in capital	4,456,208	4,326,910
Common stock held in rabbi trust	(3,092)	(2,944)
Accumulated earnings and dividends	(955,310)	(837,644)
Accumulated other comprehensive loss	(1,975)	(2,701)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,497,201	3,484,985
Noncontrolling interests – partially owned properties	65,069	13,973
Total equity	3,562,270	3,498,958

Total liabilities and equity	$7,046,048	$6,897,370

1.
For purposes of calculating net asset value at September 30, 2018, the company excludes other assets of approximately $5.0 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases and other liabilities of approximately $87.1 million related to deferred revenue and fee income.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Owned properties	$202,834	$183,569	$597,854	$531,556
On-campus participating properties	6,980	6,799	23,605	23,128
Third-party development services	835	3,566	3,883	4,697
Third-party management services	2,128	2,291	7,311	7,193
Resident services	692	713	2,284	2,310
Total revenues	213,469	196,938	634,937	568,884

Operating expenses (income)
Owned properties[1]	107,997	99,423	282,193	249,552
On-campus participating properties	3,875	3,923	11,030	11,080
Third-party development and management services	3,831	3,879	11,573	11,789
General and administrative[2]	7,183	8,684	27,055	25,200
Depreciation and amortization	66,131	61,125	194,447	169,391
Ground/facility leases	2,951	2,329	8,526	7,151
Provision for real estate impairment[3]	—	—	—	15,317
Other operating income	—	—	(2,648)	—
Total operating expenses	191,968	179,363	532,176	489,480

Operating income	21,501	17,575	102,761	79,404

Nonoperating income (expenses)
Interest income	1,274	1,259	3,740	3,723
Interest expense	(25,185)	(18,654)	(72,207)	(47,944)
Amortization of deferred financing costs	(1,116)	(1,146)	(4,744)	(3,197)
Gain (loss) from disposition of real estate[4]	—	—	42,314	(632)
Loss from early extinguishment of debt	—	—	(784)	—
Other nonoperating income	570	—	570	—
Total nonoperating expenses	(24,457)	(18,541)	(31,111)	(48,050)

(Loss) income before income taxes	(2,956)	(966)	71,650	31,354
Income tax provision[4]	219	(267)	(2,147)	(791)
Net (loss) income	(2,737)	(1,233)	69,503	30,563
Net loss (income) attributable to noncontrolling interests	392	(79)	88	(587)
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(2,345)	$(1,312)	$69,591	$29,976
Other comprehensive income
Change in fair value of interest rate swaps and other	81	233	726	872
Comprehensive (loss) income	$(2,264)	$(1,079)	$70,317	$30,848

Net (loss) income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic and diluted	$(0.02)	$(0.01)	$0.50	$0.21

Weighted-average common shares outstanding

Basic	137,022,012	136,421,198	136,742,094	134,708,361

Diluted	137,022,012	136,421,198	137,660,802	135,585,850

1.
Owned properties operating expenses for the three months ended September 30, 2018 include $0.3 million of transaction costs incurred in connection with the closing of a presale transaction in August 2018. In addition to the transaction costs described above, owned property operating expenses for the nine months ended September 30, 2018 also include $0.2 million of the company’s proportionate share of transaction costs incurred in connection with the closing of the ACC / Allianz joint venture transaction in May 2018.

2.
The nine months ended September 30, 2018 include $5.8 million of transaction costs incurred in connection with the closing of the ACC / Allianz joint venture transaction. The nine months ended September 30, 2017 include $4.5 million of contractual executive separation and retirement charges incurred in the first and second quarter of 2017 with regard to the retirement of the company’s former Chief Financial Officer. The three and nine months ended September 30, 2017 include $2.9 million in transaction costs related to our initial investments in the Core Spaces/DRW joint ventures.

3.
Represents an impairment charge recorded for an owned property currently in receivership that is in the process of being transferred to the lender in settlement of the property’s $27.4 million mortgage loan that matured in August 2017.

4.
Income tax provision for the three months ended September 30, 2018 includes a $0.5 million decrease in estimated state income tax related to a tax gain resulting from the ACC / Allianz real estate joint venture transaction. Income tax provision for the nine months ended September 30, 2018 includes $1.3 million related to the state income tax described above.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net (loss) income attributable to ACC, Inc. and Subsidiaries common stockholders	$(2,345)	$(1,312)	$69,591	$29,976
Noncontrolling interests	121	85	896	593
(Gain) loss from disposition of real estate	—	—	(42,314)	632
Elimination of provision for real estate impairment	—	—	—	15,317
Real estate related depreciation and amortization	62,794	60,202	187,943	166,931
Funds from operations (“FFO”) attributable to common stockholders and OP unitholders	60,570	58,975	216,116	213,449
Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	436	479	(1,715)	(1,373)
Amortization of investment in on-campus participating properties	(1,962)	(1,892)	(5,856)	(5,621)
	59,044	57,562	208,545	206,455
Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow[1]	644	452	2,232	1,987
Management fees	302	306	1,058	1,046
Contribution from on-campus participating properties	946	758	3,290	3,033

Transaction costs[2]	(232)	2,855	7,586	2,855
Elimination of loss from early extinguishment of debt[3]	—	—	784	—
Elimination of gain from litigation settlement[4]	—	—	(2,648)	—
Elimination of FFO from property in receivership[5]	842	895	2,037	977
Contractual executive separation and retirement charges[6]	—	—	—	4,515
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$60,600	$62,070	$219,594	$217,835

FFO per share – diluted	$0.44	$0.43	$1.56	$1.56

FFOM per share – diluted	$0.44	$0.45	$1.58	$1.59

Weighted-average common shares outstanding - diluted	138,585,384	138,328,932	138,569,643	136,686,611

1.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

2.
The three months ended September 30, 2018 amount represents transaction costs incurred in connection with the closing of a presale transaction in August 2018, net of a decrease in estimated state income tax related to a tax gain resulting from the ACC / Allianz real estate joint venture transaction in May 2018. The nine months ended September 30, 2018 include the costs discussed above in addition to transaction costs incurred in connection with the closing of the ACC / Allianz real estate joint venture transaction. The nine months ended September 30, 2017 amount represents transaction costs related to the company's initial investment in the Core/Spaces/DRW joint ventures that occurred in the third quarter of 2017.

3.
Represents losses associated with the early extinguishment of mortgage loans due to real estate disposition transactions, including the sale of partial ownership interests in properties. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP. However, management views these losses as an incremental cost of the transactions because the debt was extinguished in connection with the consummation of the transactions and the company had no intent to extinguish the debt absent the transactions.

4.
Represents a gain related to cash proceeds received from a litigation settlement in the second quarter 2018. Management believes it is appropriate to exclude this gain from FFOM in order to more accurately present the operating results of the company on a comparative basis during the periods presented.

5.
Represents FFO for an owned property that has been in receivership since May 2017 that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017. As the property is managed by a third party and the lender receives all cash flow from the property, management believes that excluding the FFO from the property more appropriately reflects the results of the company's operations. FFOM for the prior year comparable periods has been adjusted to reflect this elimination.

6.	Represents contractual executive separation and retirement charges incurred in the first and second quarter of 2017 with regard to the retirement of the company's former Chief Financial Officer.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations
(unaudited, dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Owned properties revenues
Same store properties	$170,103	$166,786	$3,317	2.0%	$511,415	$502,382	$9,033	1.8%
New properties	32,684	12,023	20,661		79,480	13,943	65,537
Sold and held for sale properties[1]	739	5,473	(4,734)		9,243	17,541	(8,298)
Total revenues[2]	$203,526	$184,282	$19,244	10.4%	$600,138	$533,866	$66,272	12.4%
Owned properties operating expenses
Same store properties[3]	$89,771	$89,931	$(160)	(0.2%)	$238,798	$233,473	$5,325	2.3%
New properties	17,375	7,299	10,076		38,505	8,628	29,877
Other[3]	217	—	217		561	—	561
Sold and held for sale properties1 4	634	2,193	(1,559)		4,329	7,451	(3,122)
Total operating expenses	$107,997	$99,423	$8,574	8.6%	$282,193	$249,552	$32,641	13.1%
Owned properties net operating income
Same store properties	$80,332	$76,855	$3,477	4.5%	$272,617	$268,909	$3,708	1.4%
New properties	15,309	4,724	10,585		40,975	5,315	35,660
Other[4]	(217)	—	(217)		(561)	—	(561)
Sold and held for sale properties1 4	105	3,280	(3,175)		4,914	10,090	(5,176)
Total net operating income	$95,529	$84,859	$10,670	12.6%	$317,945	$284,314	$33,631	11.8%

Note: The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2018 and 2017, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of September 30, 2018.

1.
Includes properties sold in 2017 and 2018, and one property currently in receivership that is in the process of being transferred to the lender in settlement of the property's $27.4 million mortgage loan that matured in August 2017.

2.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

3.
Includes transaction costs and recurring professional fees related to the formation and operation of the ACC / Allianz real estate joint venture that are included in owned properties operating expenses in the accompanying consolidated statements of comprehensive income.

4.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
2018 Outlook1
(dollars in thousands, except share and per share data)

	Prior Guidance		Current Guidance
	Low	High	Low	High

Net income	$82,200	$89,500	$84,600	$88,200
Noncontrolling interests	1,100	1,200	1,100	1,200
Depreciation and amortization	249,800	249,800	249,800	249,800
Funds from operations (“FFO”)	$333,100	$340,500	$335,500	$339,200

Elimination of operations from on-campus participating properties	(12,600)	(12,300)	(12,600)	(12,300)
Contribution from on-campus participating properties	4,300	4,800	4,300	4,800
Elimination of effect of transfer of asset to lender[2]	(17,000)	(17,000)	(17,000)	(17,000)
Transaction costs[3]	7,800	7,800	7,600	7,600
Elimination of loss from early extinguishment of debt[3]	780	780	780	780
Elimination of gain from litigation settlement[3]	(2,650)	(2,650)	(2,650)	(2,650)
Elimination of FFO from property in receivership[3]	1,790	1,790	2,050	2,050
Funds from operations - modified (“FFOM”)	$315,520	$323,720	$317,980	$322,480

Net income per share - diluted	$0.59	$0.65	$0.61	$0.64

FFO per share - diluted	$2.40	$2.46	$2.42	$2.45

FFOM per share - diluted	$2.28	$2.34	$2.29	$2.33

Weighted-average common shares outstanding - diluted	138,565,000	138,565,000	138,565,000	138,565,000

1.	The company believes that the financial results for the fiscal year ending December 31, 2018 may be affected by, among other factors:
•national and regional economic trends and events;
•the timing of acquisitions, dispositions or joint venture activity;
•interest rate risk;
•the timing of commencement of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;
•university enrollment, funding and policy trends;
•the ability of the company to earn third-party management revenues;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the ability of the company to integrate acquired properties;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.

2.
Represents the net effect of a gain on the extinguishment of debt for Blanton Common, a property being transferred to the lender in settlement of the property's $27.4 million mortgage loan, offset by a loss expected to be incurred as a result of the anticipated transfer to the lender.

3.	Refer to Table 3 for explanations of adjustments made for the purpose of calculating FFOM.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000